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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Stratton           Carl               W.          Sirrom Capital Corporation (SIR)              Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
500 Church Street, Suite 200                       Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)            1/99            ----        title ---       below)
                 (Street)                                                 -------------------               below)
Nashville            TN              37219                                5. If Amendment,               Chief Financial Officer
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see instruction 4(b)(v).



                                                                               (Print or Type Responses)
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                              ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Stock Option           $  18.75         10/1/98       D               50,000    (1)    9/2/07    Common      50,000
                                                                                                 Stock
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Stock Option           13.96875         10/1/98       D               30,000    (1)    4/3/07    Common      30,000
                                                                                                 Stock
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Stock Option             18.875         10/1/98       D               50,000    (1)   10/8/06    Common      50,000
                                                                                                 Stock
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Stock Option             11.675         10/1/98       D              100,000    (1)    4/8/06    Common     100,000
                                                                                                 Stock
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Stock Option             3.5625         10/1/98       A    42,500               (2)    9/2/07    Common      42,500
                                                                                                 Stock
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Stock Option             3.5625         10/1/98       A    25,500               (3)    4/3/07    Common      25,500
                                                                                                 Stock
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Stock Option             3.5625         10/1/98       A    42,500               (4)   10/8/06    Common      42,500
                                                                                                 Stock
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Stock Option             3.5625         10/1/98       A    85,000               (5)    4/8/06    Common      85,000
                                                                                                 Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Stock Option                                                D
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Stock Option                                                D
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Stock Option                                                D
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Stock Option                                                D
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Stock Option                                                D
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Stock Option                                                D
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Stock Option                                                D
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Stock Option                        195,500                 D
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Explanation of Responses:
(1) These options are subject to various vesting periods.
(2) This option is vested as to 30,000 shares and will vest as to an additional 6,250 shares each year beginning October 1, 1999.
(3) This option is vested as to 18,000 shares and will vest as to an additional 3,750 shares each year beginning October 1, 1999.
(4) This option is vested as to 30,000 shares and will vest as to an additional 6,250 shares each year beginning October 1, 1999.
(5) This option is vested as to 40,000 shares and will vest as to an additional 15,000 shares each year beginning April 8, 1999.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Carl W. Stratton            2/16/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                          SEC 2270(3/91)

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